UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 5, 2007

Torvec Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	000-24455	16-1509512
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1169 Pittsford-Victor Rd, Bldg 3 Suite 125, Pittsford, New York		14534
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-248-0740

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On April 5, 2007, an order was entered by the Supreme Court, Seventh Judicial District, in connection with the company’s declaratory judgment action against CXO On The Go LLC and CXO On The Go of Delaware LLC (CXO) directing the Monroe County Clerk to release to the company 40,000 shares of the company’s common stock and 245,000 common stock purchase warrants which had previously been issued to the Clerk. The Court also ordered the Monroe County Treasurer to return to the company $250,000 previously deposited as an undertaking in connection with this litigation. This order effectuates the decision of the Appellate Division, Fourth Department rendered in favor of the company on March 16, 2007.

As a result of the Court’s order, the number of company’s outstanding common stock has been reduced by 40,000 shares and the aggregate number of outstanding common stock warrants has been reduced by 245,000 warrants. In addition, the company intends to repay its $250,000 indebtedness to a shareholder who had advanced such monies on behalf of the company.

The company has also filed a new lawsuit against CXO in the Supreme Court, Seventh Judicial District, alleging that it has been damaged in excess of $6 million by such management consulting firm. The company alleges that such harm was caused by the failure of CXO to fulfill its obligations to the company, breach of contract, breach of fiduciary duty, fraud, conversion, unjust enrichment and by fraudulently inducing the company enter into a series of purported agreements by which the management consulting firm was paid amounts far in excess of the benefits derived from its services.

The company is demanding that CXO pay at least $6 million in damages to the company for the harm it caused.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torvec Inc.

April 9, 2007	By:	James Y. Gleasman

Name: James Y. Gleasman
Title: CEO